Exhibit 99.1

RiskMetrics Group Reports Third Quarter 2008 Results

New York, October 30, 2008- RiskMetrics Group Inc. (NYSE: RMG), a leading provider of risk management and corporate governance products and services to participants in the global financial markets, today announced its financial results for the third quarter and nine months ended September 30, 2008.

Earnings Highlights:  GAAP results reflect the acquisition of Institutional Shareholder Services (ISS) on January 11, 2007 and the Center for Financial Research and Analysis (CFRA) acquisition of August 1, 2007.  Pro forma results are presented as if ISS and CFRA were acquired on January 1, 2007 (see Tables D and E for a reconciliation of GAAP and Pro Forma financial results).

•                  Third quarter GAAP revenues increased 21.5% to $75.6 million, and 18.8% on a pro forma basis. GAAP revenues for the nine month period ended September 30, 2008 increased 27.9% to $220.9 million, and 19.1% on a pro forma basis.

•                  Third quarter Adjusted EBITDA increased 35.8% to $25.0 million, and 32.7% on a pro forma basis with an Adjusted EBITDA margin of 33.1%.  Adjusted EBITDA for the nine month period ended September 30, 2008 increased 40.2% to $72.0 million, and 31.0% on a pro forma basis, with an Adjusted EBITDA margin of 32.6%.

•                  GAAP EPS (diluted) increased to $0.09 in the third quarter of 2008 up from $0.01 in the third quarter of 2007.  Adjusted EPS (before amortization of intangibles and stock-based compensation) for the third quarter of 2008 was $0.16, up from $0.09 in third quarter of 2007.

•                  GAAP cash flow from operations grew to $40.3 million in the third quarter of 2008 driving an increase of cash from $108.2 million at June 30, 2008 to $151.7 million at September 30, 2008.

“We continue to deliver strong revenue, Adjusted EBITDA, Adjusted EBITDA margin expansion and cash flow growth despite the challenging market environment.” said Ethan Berman, Chief Executive Officer of RiskMetrics Group.  “Our 21.5% third quarter revenue growth is indicative of our strong multi-asset class market position, the resilience of our diverse global client base and the ever increasing importance of risk transparency.”

All amounts (except share and per share information) are in thousands, unless indicated otherwise.

Selected Financial Information (unaudited)

Table A

	Three Months Ended
	September 30,
			%
	2007	2008	Change
Revenues:
Risk	$30,968	$40,846	31.9%
ISS	31,191	34,708	11.3%
Total Revenues	$62,159	$75,554	21.5%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	43,715	50,514	15.6%
Other operating expenses (2)	8,388	9,853	17.5%
Total operating costs and expenses	52,103	60,367	15.9%

Income from operations	10,056	15,187	51.0%

Other expense	(9,359)	(4,860)	-48.1%
Income before income taxes	697	10,327	1382.5%
Provision for income taxes	244	4,045	1557.8%
Net income - GAAP	$453	$6,282	1286.8%

EPS (diluted) - GAAP	$0.01	$0.09
Adjusted Net income (3)	$4,686	$10,937	133.4%
Adjusted EPS (diluted) (3)	$0.09	$0.16
Adjusted EBITDA (4)	$18,444	$25,040	35.8%
Adjusted EBITDA margin	29.7%	33.1%

	Nine Months Ended
	September 30,
			%
	2007	2008	Change
Revenues:
Risk	$87,704	$114,110	30.1%
ISS	84,970	106,790	25.7%
Total Revenues	$172,674	$220,900	27.9%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	121,345	148,914	22.7%
Other operating expenses (2)	22,877	30,646	34.0%
Total operating costs and expenses	144,222	179,560	24.5%

Income from operations	28,452	41,340	45.3%

Other expense	(26,198)	(21,337)	-18.6%
Income before income taxes	2,254	20,003	787.5%
Provision for income taxes	1,056	7,828	641.3%
Net income - GAAP	$1,198	$12,175	916.3%

EPS (diluted) - GAAP	$0.02	$0.18
Adjusted Net income (3)	$10,600	$29,789	181.0%
Adjusted EPS (diluted) (3)	$0.20	$0.44
Adjusted EBITDA (4)	$51,329	$71,986	40.2%
Adjusted EBITDA margin	29.7%	32.6%

(1) Represents cost of revenues, research and development, selling and marketing and general and administrative expenses, excluding stock-based compensation and one time charges.  Refer to tables I through L for a reconciliation to the comparable GAAP measure.

(2) Represents depreciation and amortization of property and equipment, amortization of intangible assets, loss on disposal of property and equipment, and stock-based compensation.  Refer to tables I through L for a reconciliation to the comparable GAAP measure.

(3) Represents net income and EPS before amortization of intangible assets, stock-based compensation and one-time IPO costs. Refer to table D for a reconciliation to the comparable GAAP measure.

(4) Represents net income before interest expense interest income, income tax expense, depreciation, amortization, non-cash stock based compensation expense and extraordinary or non-recurring charges or expenses.  Refer to table C for a reconciliation to the comparable GAAP measure.

Third Quarter 2008 Results Compared to Third Quarter 2007 Results

Third Quarter 2008 Revenues

Total GAAP revenues for the third quarter of 2008 (“Q3 2008”) were $75.6 million, up 21.5% from $62.2 million in the third quarter of 2007 (“Q3 2007”).

On a pro forma basis, revenues increased 18.8% from $63.6 million in the same period of 2007. Included in the Q3 2007 pro forma revenues are $1.4 million of CFRA revenues (refer to Table E).

On a business segment level, Q3 2008 Risk GAAP revenues were $40.8 million, a 31.9% increase over Q3 2007.   Risk revenues continue to accelerate as revenues grew 5.2% sequentially over Q2 2008 due to RiskManagerTM  year over year revenue growth of 36.3% resulting from strong sales to both the asset management and hedge fund sectors.  EMEA revenue grew by over 43% year over year while the Americas revenue growth accelerated to 26% for Q3 2008.

ISS GAAP revenues were $34.7 million in Q3 2008, an 11.3% increase from Q3 2007. On a pro forma basis, revenues grew by 6.3% compared to Q3 2007. ISS Q3 2008 Revenues declined $0.6 million relative to Q2 2008 due to a decline of non-recurring revenue caused by seasonality of the Company’s Corporate Compensation Advisory Services products. On a pro forma basis, ISS recurring revenues increased 7.9% over Q3 2007 and were up 2.3% over Q2 2008.

Total Governance Services (mainly Proxy Research and Voting Services) GAAP revenue of $23.6 million for Q3 2008 increased 7.3% from Q3 2007.  Financial Research and Analysis (“FR&A”) revenues of $11.1 million for Q3 2008 grew by 4.2% over pro forma Q3 2007.

Mr. Berman continued, “We are particularly encouraged by the 29.3% growth in Annualized Contract Value (ACV) for our Risk business, especially with 24% and 39% ACV growth in the hedge fund segment and traditional asset management segments, respectively”.

Third Quarter 2008 Adjusted EBITDA Expenses

Adjusted EBITDA expenses, which exclude depreciation and amortization of property and equipment, amortization of intangible assets, and non-cash stock-based compensation expense, interest, dividend and investment income (expense) and income tax expense, increased 15.6% to $50.5 million for Q3 2008 and remained flat compared to Q2 2008. On a pro forma basis, Adjusted EBITDA expenses increased by 12.9% from $44.7 million in Q3 2007.

Compensation expense, which accounted for 67.7% of total Adjusted EBITDA expenses, increased by 11.4% to $34.2 million for Q3 2008. On a pro forma basis, compensation expenses increased by 8.8% as headcount grew at a lower rate than revenues during the third quarter.

Non-compensation expenses increased to $16.3 million for Q3 2008. On a pro forma basis, non-compensation expenses increased by 22.6% for Q3 2008, due mainly to increases in travel, foreign currency transaction expense as well as data, telecommunications and hosting costs.

Adjusted EBITDA expenses represented approximately 66.9% of total revenues during Q3 2008, compared with 70.3% in Q3 2007.

Third Quarter 2008 Adjusted EBITDA

Consolidated Adjusted EBITDA increased 35.8% to $25.0 million in Q3 2008 from $18.4 million in Q3 2007.  On a pro forma basis, Adjusted EBITDA increased by 32.7% from $18.9 million in Q3 2007. Pro forma Q3 2007 Adjusted EBITDA includes $0.4 million of CFRA Adjusted EBITDA.

EBITDA, including stock based compensation expense of $2.2 million, was $22.8 million in Q3 2008.

The Adjusted EBITDA margin increased to 33.1% in Q3 2008, compared with 29.7% in Q3 2007 and 30.2% for full year 2007, as revenues continued to grow at a higher rate than Adjusted EBITDA expenses.

On a segment level, the Risk business generated Adjusted EBITDA of $14.4 million which was a 39.1% increase over Q3 2007. The Q3 2008 Risk Adjusted EBITDA Margin was 35.2% as compared to 33.4% in Q3 2007 as revenues grew by 31.9% and Adjusted EBITDA expenses grew by 28.3%.   Risk margins declined relative to Q2 2008 margins of 36.3% due to increased compensation and foreign currency transaction expenses.

ISS generated Adjusted EBITDA of $10.6 million in Q3 2008 which was a 31.5% increase over Q3 2007. On a pro forma basis, ISS Adjusted EBITDA increased 24.9%. On a pro forma basis, the Q3 2008 ISS Adjusted EBITDA Margin was 30.7% as compared to 26.0% in Q3 2007 as revenues grew by 6.3% and Adjusted EBITDA expenses remained flat.

Third Quarter 2008 Other Operating Expenses and Income from Operations

On a GAAP basis, other operating expenses (stock based compensation, depreciation, amortization and loss on disposal of fixed assets) increased 17.5% to $9.9 million in Q3 2008 from $8.4 million in Q3 2007.  This was primarily due to a $0.6 million increase in amortization and depreciation expense and a $0.8 million increase in stock based compensation expense.  Income from operations increased 51.0% to $15.2 million in Q3 2008 from $10.1 million in Q3 2007.

Third Quarter 2008 Interest, Dividend, Investment and Other Income (Expense), Net

On a GAAP basis, net interest, dividend, investment and other expense decreased to $4.9 million for Q3 2008 from $9.4 million in Q3 2007.  This decrease in expense was primarily due to decreased interest expense and increased interest income as a result of reduced debt borrowings and increased cash balances during 2008.

Third Quarter 2008 Net Income and EPS

GAAP net income increased to $6.3 million in Q3 2008 from $0.5 million in Q3 2007. GAAP EPS (diluted) increased to $0.09 for Q3 2008 from $0.01 in Q3 2007.

Adjusted net income, as defined in Table D, increased to $10.9 million in Q3 2008 from $4.7 million in Q3 2007. Adjusted EPS increased to $0.16 for Q3 2008 from $0.09 in Q3 2007.

Nine months ended September 30, 2008 Results Compared to Nine months ended September 30, 2007 Results

Nine months 2008 Revenues

Total GAAP revenues for the nine months ended September 30, 2008 were $220.9 million, up 27.9% from $172.7 million in the comparable period in 2007.

On a pro forma basis revenues increased 19.1% from $185.4 million in the same period of 2007. Included in the nine months ended September 30, 2007 pro forma revenues are $3.3 million of revenues from the 11 day period before the ISS acquisition in January 2007 and $9.4 million of CFRA revenues for the seven months before the CFRA acquisition (refer to Table E).

On a business segment level, Risk GAAP revenues for the nine months ended September 30, 2008 were $114.1 million, a 30.1% increase over the comparable period in 2007.  Results were primarily due to RiskManager™ revenue growth of 38.9% over the year ago period resulting from strong sales to both the asset management and hedge fund sectors.

ISS GAAP revenues for the nine months ended September 30, 2008 were $106.8 million, a 25.7% increase from the comparable period in 2007. On a pro forma basis, ISS revenues grew by 9.3% with recurring revenues increasing by 9.8%.  Total Governance Services (mainly Proxy Research and Voting Services) revenue of $69.4 million for the nine months ended September 30, 2008 increased 7.9% from the prior year pro forma period.  Financial Research and Analysis (“FR&A”) revenues of $37.4 million for the nine months ended September 30, 2008 grew by 11.5 % over the prior year pro forma revenue.

Nine months 2008 Adjusted EBITDA Expenses

Adjusted EBITDA expenses increased 22.7% to $148.9 million for the nine months ended September 30, 2008. On a pro forma basis, Adjusted EBITDA expenses increased by 14.1% from $148.9 million for the nine months ended September 30, 2008.

Compensation expense, which accounted for 67.7% of total Adjusted EBITDA expenses, increased by 19.4% to $100.7 million for the nine months ended September 30, 2008. On a pro forma basis, compensation expenses increased by 10.8% as headcount grew at a lower rate than revenues for the nine months ended September 30, 2008.

Non-compensation expenses increased to $48.2 million for the nine months ended September 30, 2008. On a pro forma basis, non-compensation expenses increased by 21.8% for the nine months ended September 30, 2008, due mainly to increases in occupancy, data and travel expenses.

Adjusted EBITDA expenses represented approximately 67.4% of total revenues for the nine months ended September 30, 2008, compared with 70.3% in the year-ago period.

Nine months 2008 Adjusted EBITDA

Consolidated Adjusted EBITDA increased 40.2% to $72.0 million in the nine months ended September 30, 2008 from $51.3 million in the comparable period in 2007.  On a pro forma basis, Adjusted EBITDA increased by 31.0% from $55.0 million in the nine months ended September 30, 2007. Pro forma Adjusted EBITDA for the nine months ended September 30, 2007 includes $0.9 million of Adjusted EBITDA related to the January 1-11 period before the acquisition of ISS, and $2.9 million of CFRA Adjusted EBITDA.

EBITDA, including stock based compensation expense of $7.6 million, was $64.4 million for the nine months ended September 30, 2008. The stock-based compensation charge included a one-time charge of $1.8 million related to IPO stock option grants.

The Adjusted EBITDA margin increased to 32.6% in the nine months ended September 30, 2008, compared with 29.6% in the comparable pro forma period of 2007, as revenues continued to grow at a higher rate than Adjusted EBITDA expenses.

On a segment level, the Risk business generated Adjusted EBITDA of $40.4 million for the nine months ended September 30, 2008 which was a 47.5% increase over the nine months ended September 30, 2007. The Risk Adjusted EBITDA Margin was 35.4% for the nine months ended September 30, 2008 as compared to 31.3% in the nine months ended September 30, 2007 as revenues grew by 30.1% and Adjusted EBITDA expenses grew by 22.2%.

ISS generated Adjusted EBITDA of $31.5 million for the nine months ended September 30, 2008 which was a 31.9% increase over the nine months ended September 30, 2007. On a pro forma basis, ISS Adjusted EBITDA increased 14.5%. The ISS Adjusted EBITDA Margin for the nine months ended September 30, 2008 was 29.5% as compared to 28.2% in the nine months ended September 30, 2007 on a pro forma basis, as Adjusted EBITDA expenses grew by 7.2%.

Mr. Berman added, “The Company expanded its Adjusted EBITDA margin by 300 basis points with continued margin growth of over 400 basis points in the Risk business. In addition, we are now beginning to realize benefits from our investments in the ISS business with Adjusted EBITDA margin expansion of 130 basis points”.

Nine-months 2008 Other Operating Expenses and Income from Operations

On a GAAP basis, other operating expenses increased 34.0% to $30.6 million in the nine months ended September 30, 2008 from $22.9 million in the comparable period in 2007.  This was primarily due to an increase in stock based compensation of $3.7 million as a result of stock based compensation expense from IPO stock option grants, and a $2.6 million increase in amortization expense.  Income from operations increased 45.3% to $41.3 million for the nine months ended September 30, 2008 from $28.5 million in the prior year.

Nine months 2008 Interest, Dividend, Investment and Other Income (Expense), Net.

On a GAAP basis, net interest, dividend, investment and other expense decreased to $21.3 million for the nine months ended September 30, 2008 from $26.2 million in the nine months ended September 30, 2007.  The decrease in other expense was due to decreased interest expense (net of debt issuance cost write-off) and increased interest income as a result of reduced debt borrowings and increased cash balances during 2008.  The decrease in other expense was partially offset by one time IPO and debt repayment-related costs of $5.0 million, which consisted of a $1.25 million debt prepayment penalty fee and a $1.4 million loss on an interest rate swap settlement, both included in the Other Expense caption and a non-cash $2.4 million write-off of debt issuance costs, included in Interest Expense, during the nine months ended September 30, 2008.

Nine months 2008 Net Income and EPS

On a GAAP basis, net income increased to $12.2 million for the nine months ended September 30, 2008 from $1.2 million for the nine months ended September 30, 2007. GAAP EPS (diluted) for the nine months ended September 30, 2008 increased to $0.18 from $0.02 in the comparable period in 2007.  The effective tax rate for the nine months ended September 30, 2008 was 39.1%.

Adjusted net income, as defined in Table D, increased to $29.8 million for the nine months ended September 30, 2008 from $10.6 million in the comparable period in 2007. Adjusted EPS increased to $0.44 for the nine months ended September 30, 2008, from $0.20 in the comparable period in 2007.  Net income for the nine months ended September 30, 2008 includes $6.3 million of one time IPO and debt repayment-related charges.

Selected Operating Data

The Company believes that the following supplemental consolidated financial information is helpful to understanding the Company’s overall financial results.

Table B

	As of and for the
	Nine Months Ended September 30
Operating Data	2007	2008

Annualized Contract Value (1)
Risk	$123,463	$159,603
% Growth		29.3%
ISS	$117,450	$128,486
% Growth		9.4%
Annualized Contract Value	$240,913	$288,089
% Growth		19.6%

Recurring Revenue as a % of total revenue (2)
Risk	97.3%	98.6%
ISS	87.4%	88.4%
Recurring Revenue as a % of total revenue	92.5%	93.6%

Renewal Rate
Risk	90.1%	88.9%
ISS (3)	91.1%	88.0%
Renewal Rate	90.5%	88.5%

Notes to Operating Data Table:

(1)	We define annualized contract value (“ACV”) as the aggregate value, on an annualized basis, of all recurring subscription contracts in effect on a reporting date.

(2)	We define recurring revenue as a percentage of total revenue as revenue from subscription contracts divided by total revenue during the applicable period.

(3)	The September 30, 2007 renewal rate is not pro forma for CFRA renewals prior to the August 1, 2007 acquisition date.

Overall, renewal rates were 88.5% for the nine months ended September 30, 2008 as compared with 90.5% in the prior year. Risk achieved a renewal rate of 88.9% which decreased compared to prior year of 90.1%, while ISS had a renewal rate of 88.0% which decreased compared to the prior year of 91.1%. The Risk renewal rate declined mainly due to a lower renewal rate in the alternative investment segment offset by increased renewal rates in the asset management and banking segments.  The ISS renewal rate declined due to lower renewal rates in the Corporate business and the inclusion of CFRA in 2008, which historically has lower average renewal rates than other ISS products. The Governance Services or Proxy products maintained a steady renewal rate of 91.5% in both the nine months ended September 30, 2008 and 2007.

Recurring revenue as a percent of total revenue increased to 93.6% for the nine months ended September 30, 2008 from 92.5% in the comparable prior period. This increase was the result of the increase of Risk recurring revenues to 98.6% of total revenues in the nine months ended September 30, 2008. The percentage of recurring revenues for ISS also increased due to recurring revenue growing at a faster rate compared to non-recurring revenue.

Annualized Contract Value increased 19.6% for the nine months ended September 30, 2008, with Risk increasing 29.3% (from $123.5 million to $159.6 million) and ISS growing 9.4% (from $117.5 million to $128.5 million). The increase in ACV was driven by strong growth of new Risk sales in both the alternative investment and asset management segments in the Americas and EMEA.  Risk average ACV per client continued to increase to over $260,000 from $190,000 in 2007.

On a consolidated basis, the Company had $55.6 million of new ACV sales in nine months ended September 30, 2008, up 26.7% over the comparable period in 2007. The strong new sales performance was driven by a significant increase in the demand for Risk products as Risk new ACV sales were $38.6 million for the nine months ended September 30, 2008 an increase of 40.9% over 2007.

Consolidated Q3 2008 new ACV sales were $13.7 million, a $2.0 million decline compared to Q3 07 as a result of a $1.2 million decline in Risk Sales and $0.8 million decline in ISS Sales due to slowing market conditions, primarily in Europe. The new ACV sales for Q3 2008 do not include $2.9 million of contracts signed in that quarter with license dates starting after Q3.

RiskMetrics continued to have success in growing our relationship with existing clients with approximately 54% of new ACV sales coming from existing clients.

Discussion of Cash Flow

As of September 30, 2008, cash and cash equivalents were $151.7 million, up $43.4 million compared to June 30, 2008 and up $124.2 million as compared to December 31, 2007.  Operating activities for the nine months ended September 30, 2008 provided cash of $58.8 million, compared to $17.3 million for the nine months ended September 30, 2007 with $40.3 million generated in Q3 alone.  Cash flow from operations increased by $41.5 million in the first nine months of 2008 compared to 2007 due mainly to a $11.0 million increase in net income, higher non-cash charges and a $25.2 million increased contribution from working capital.

Our cash flow tends to be lower in the beginning of each year due to bonuses and commissions paid during this period. As a result, we typically generate more cash flows from operations during the second half of the year than during the first half of the year.

Capital expenditures decreased to $5.8 million for the nine months ended September 30, 2008 compared to $6.1 million in 2007.   Financing Cash Flows generated cash of $74.4 million during the nine months ended September 30, 2008 primarily due to net proceeds received from the IPO partially offset by the pay down of $132.1 million in debt.

Free Cash Flow (operating cash flow minus capital expenditures) for the nine months ended September 30, 2008 increased to $53.0 million compared to $11.2 million for the nine months ended September 30, 2007.

2008 Guidance

The Company continues to anticipate revenue and Adjusted EBITDA to be above the high end of our previous ranges for the fiscal year ending December 31, 2008 of $295 million and $95 million, respectively. Given the current market conditions, renewal rates are expected to be slightly below  previous guidance of 89-91% and are expected to be in the 88-89% range.  The Company now expects Adjusted EBITDA margin expansion in 2008 to be significantly above previous guidance of 150-200 basis points.

2009 Guidance

The Company anticipates revenue for the fiscal year ending December 31, 2009 to be in the range of $325 million to $340 million and Adjusted EBITDA to be in the range of $112 million to $120 million.  Furthermore, we expect Adjusted EBITDA margin expansion in 2009 to be 150-200 basis points over 2008 and Unlevered Free Cash Flow to be in excess of Adjusted EBITDA.

The Company will hold a conference call to discuss results for the third quarter of 2008 today at 10 a.m. Eastern. The call will be hosted by Ethan Berman, Chief Executive Officer, and David Obstler, Chief Financial Officer, of RiskMetrics Group.  Investors can participate in the conference call by using the following dial-in details:

US Toll free dial-in	866.314.9013
International dial-in	617.213.8053
Pass code	24427095

In addition, investors can access the conference call (as well as a replay of the call) directly from the RiskMetrics Group Investor Relations Web Site at http://investor.riskmetrics.com.

RiskMetrics Group Contacts:

Cheryl Gustitus	Sarah Cohn
301.556.0538	212.354.4643
cheryl.gustitus@riskmetrics.com	sarah.cohn@riskmetrics.com

About RiskMetrics Group

RiskMetrics Group is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients’ financial assets. Headquartered in New York with 20 global offices, RiskMetrics Group services some of the most prestigious institutions and corporations worldwide.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in the Company’s December 31, 2007 Annual Form 10-K which was filed with the Securities and Exchange Commission on March 31, 2008. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

RiskMetrics Group (the “Company”) has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA expenses, other operating expenses, Adjusted Net Income, Adjusted EPS and free cash flow, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

The table below sets forth a reconciliation of Net Income to Adjusted EBITDA on our historical results:

Table C

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
Net income	$453	$6,282	$1,198	$12,175
Interest, other expense, net	9,359	4,860	26,198	21,337
Income tax expense	244	4,045	1,056	7,828
Depreciation and amortization of property and equipment	1,869	2,153	5,192	6,433
Amortization of intangible assets	5,105	5,398	13,728	16,310
Stock-based compensation.	1,414	2,245	3,955	7,622
Non-recurring expenses (a)	—	—	—	198
Loss on disposal of property and equipment	—	57	2	83
Adjusted EBITDA	$18,444	$25,040	$51,329	$71,986

(a)        Represents lease exit costs incurred from moving the Company’s London operations.

Adjusted EBITDA, as defined in our credit facilities, represents net income (loss) before interest expense, interest income, income tax expense (benefit), depreciation and amortization of property and equipment, amortization of intangible assets, non-cash stock-based compensation expense and extraordinary or non-recurring charges or expenses. It is a material metric used by our lenders in evaluating compliance with the maximum consolidated leverage ratio covenant in our credit facilities.

The maximum consolidated leverage ratio covenant, as defined in our credit facilities, represents the ratio of total indebtedness as compared to Adjusted EBITDA, and can not exceed a maximum ratio range which declines from 8.50 to 3.00 over the life of the credit facilities. Non-compliance with this covenant could result in us being required to immediately repay our outstanding indebtedness under our credit facilities. Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period by excluding potential differences caused by variations in capital structure (affecting interest expense), tax position (such as the impact on periods of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), acquisitions (affecting amortization expense) and compensation plans (affecting stock-based compensation expense).

Adjusted EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Adjusted EBITDA Expenses

Adjusted EBITDA expenses represent cost of revenues, research and development, selling and marketing and general administrative expenses, excluding stock-based compensation. Adjusted EBITDA expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facilities.  Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

Other Operating Expenses

Other operating expenses represent stock-based compensation, depreciation and amortization of property and equipment, amortization of intangible assets and loss on disposal of property and equipment. Other operating expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facilities.

Adjusted Net Income and EPS

We define adjusted net income and adjusted EPS as net income (earnings per share) before amortization of intangibles, one-time costs and stock-based compensation.  A reconciliation from net income and EPS to Adjusted net income and EPS is set forth below:

Table D

	Three months ended September 30,
	2007	2007	2008	2008
	$ Amount	EPS Amount	$ Amount	EPS Amount

GAAP - Net Income	$453	$0.01	$6,282	$0.09
Plus: IPO Costs	—	—	—	—
Plus: Non IPO Stock-Based Compensation	1,414	0.03	2,245	0.03
Plus: Amortization of Intangible Assets	5,105	0.09	5,398	0.08
Income tax effect	(2,286)	(0.04)	(2,988)	(0.04)
Adjusted Net income before IPO costs, stock-based compensation and amortization of intangibles	$4,686	$0.09	$10,937	$0.16

Adjusted EPS – diluted	$0.09		$0.16
Diluted Shares	54,957,187		68,409,343

	Nine months ended September 30,
	2007	2007	2008	2008
	$ Amount	EPS Amount	$ Amount	EPS Amount

GAAP - Net Income	$1,198	$0.02	$12,175	0.18
Plus: IPO Costs (1)	—	—	6,348	0.09
Plus: Non IPO Stock-Based Compensation	3,955	0.07	6,265	0.09
Plus: Amortization of Intangible Assets	13,728	0.25	16,310	0.24
Income tax effect	(8,281)	(0.14)	(11,309)	(0.16)
Adjusted Net income before IPO costs, stock-based compensation and amortization of intangibles	$10,600	$0.20	$29,789	$0.44

Adjusted EPS – diluted	$0.20		$0.44
Diluted Shares	54,024,994		67,040,712

(1) Includes one-time expenses incurred as a result of the IPO, which include $1.4 million of stock-based compensation related to IPO stock option grants, a $1.25 million debt prepayment penalty fee, a $2.4 million write-off of debt issuance costs and a $1.4 million loss on an interest rate swap settlement, during the nine months ended September 30, 2008.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Notes Regarding Pro forma Presentation

The unaudited pro forma financial information below is based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisitions of ISS and CFRA had been consummated as of the dates indicated, nor is it necessarily indicative of the results of future operations. The pro forma financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of ISS’ business.

The table below sets forth a reconciliation of historical GAAP revenue, Adjusted EBITDA Expenses and Adjusted EBITDA to Pro Forma Revenue, Pro Forma Adjusted EBITDA Expenses and Pro Forma Adjusted EBITDA:

Table E

	Three Months Ending September 30,
		Adjusted
		EBITDA	Adjusted
	Revenue	Expenses	EBITDA
Q3 - 2007 (1)	$62,159	$43,715	$18,444

Add: CFRA July 2007 (2)	1,458	1,031	427

Q3 - 2007 Pro forma	$63,617	$44,746	$18,871

Q3- 2008	$75,554	$50,514	$25,040
Pro forma Growth	18.8%	12.9%	32.7%

	Nine Months Ending September 30,
		Adjusted
		EBITDA	Adjusted
	Revenue	Expenses	EBITDA
YTD - 2007 (1)	$172,674	$121,345	$51,329

Add: 11 days of ISS (3)	3,227	2,446	781

Add: CFRA YTD 2007 (4)	9,536	6,675	2,861

YTD - 2007 Pro forma	$185,437	$130,466	$54,971

YTD- 2008	$220,900	$148,914	$71,986
Pro forma Growth	19.1%	14.1%	31.0%

(1)  Represents Historical GAAP results for the three months and nine months ending September 30, 2007.

(2)  Unaudited results of CFRA for the month ended July 31, 2007.

(3)  Unaudited results of ISS for the period of January 1, 2007 - January 11, 2007.

(4)  Unaudited results of CFRA for period of January 1, 2007-July 31, 2007.

Historical GAAP Financial Statements

Tables F through H presents the historical GAAP financial statements of Riskmetrics Group as of and for the period ended September 30, 2008.

TABLE F

RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share amounts)

	December 31, 2007	September 30, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,455	$151,661
Accounts receivable, net	37,010	48,028
Deferred tax asset	140	128
Income taxes receivable	8,300	2,397
Other receivables and prepaid expenses	5,910	5,953
Total current assets	78,815	208,167
Intangibles—net	174,154	157,844
Goodwill	460,951	461,218
Property and equipment—net	16,225	15,103
Deferred financing costs	8,677	5,487
Other assets	4,361	1,814
TOTAL ASSETS	$743,183	$849,633
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$6,235	$3,070
Accrued expenses	34,189	38,233
Debt, current portion	3,000	1,483
Deferred revenue, current portion	100,557	114,181
Other current liabilities	227	237
Total current liabilities	144,208	157,204
LONG-TERM LIABILITIES
Debt	419,750	289,137
Deferred tax liabilities	28,626	29,129
Deferred revenue	722	462
Other long-term liabilities	13,785	14,088
Total liabilities	$607,091	$490,020

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value—150,000,000 and 200,000,000 authorized at December 31, 2007 and September 30, 2008, respectively; 47,850,652 and 61,502,885 issued and 47,642,460 and 61,259,731outstanding at December 31, 2007 and September 30, 2008, respectively	$479	$615
Treasury stock—208,192 and 243,154 shares at December 31, 2007 and September 30, 2008, respectively	(2)	(579)
Additional paid-in capital	217,355	429,485
Accumulated other comprehensive loss	(7,262)	(7,605)
Accumulated deficit	(74,478)	(62,303)
Total stockholders’ equity	136,092	359,613
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$743,183	$849,633

TABLE G

RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2008

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
REVENUES	$62,159	$75,554	$172,674	$220,900
OPERATING COSTS AND EXPENSES:
Cost of revenues (1)	20,706	23,507	56,667	69,387
Research and development (1)	7,678	11,248	22,477	32,114
Selling and marketing (1)	8,873	9,045	25,328	27,531
General and administrative (1)	7,872	8,959	20,828	27,702
Depreciation and amortization of property and equipment	1,869	2,153	5,192	6,433
Amortization of intangible assets	5,105	5,398	13,728	16,310
Loss on disposal of fixed assets	—	57	2	83
Total operating costs and expenses	52,103	60,367	144,222	179,560
INCOME FROM OPERATIONS	10,056	15,187	28,452	41,340

INTEREST, DIVIDEND, INVESTMENT, AND OTHER INCOME (EXPENSE), NET:

Interest, dividend and investment income	343	686	1,196	1,927
Interest expense	(9,702)	(5,546)	(27,394)	(20,651)
Other expenses	—	—	—	(2,613)
Total interest, dividend, investment, and other income (expense), net	(9,359)	(4,860)	(26,198)	(21,337)
INCOME BEFORE PROVISION FOR INCOME TAXES	697	10,327	2,254	20,003
PROVISION FOR INCOME TAXES	244	4,045	1,056	7,828
NET INCOME	$453	$6,282	$1,198	$12,175

NET INCOME PER SHARE:
Basic	$0.01	$0.10	$0.03	$0.20
Diluted	$0.01	$0.09	$0.02	$0.18

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:

Basic	47,239,323	60,780,651	45,960,089	59,493,052
Diluted	54,957,187	68,409,343	54,024,994	67,040,711

(1) Includes stock-based compensation expense of:

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008

Cost of revenues	$393	$721	$968	$2,719
Research and development expenses	311	608	971	2,060
Selling and marketing expenses	298	422	851	1,375
General and administrative expenses	412	494	1,165	1,468
Total stock-based compensation expense	$1,414	$2,245	$3,955	$7,622

TABLE H

RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2008

(UNAUDITED) (Amounts in thousands)

	2007	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,198	$12,175
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	5,192	6,433
Provision for bad debts	151	713
Amortization of intangible assets	13,728	16,310
Amortization of debt issuance costs	1,037	3,190
Stock-based compensation	3,955	7,622
Tax benefit associated with exercise of stock options	(201)	(5,075)
Loss on disposal of fixed assets	2	83
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	914	(12,507)
Decrease (increase) in income and deferred taxes	(1,042)	11,330
(Increase) decrease in other receivables and prepaid expenses	(71)	72
Increase in other assets	(1,567)	(136)
(Decrease) increase in deferred revenue	(1,033)	14,258
Decrease in trade accounts payable	(1,190)	(2,875)
(Decrease) increase in accrued expenses and other liabilities	(3,812)	7,217
Net cash provided by operating activities	17,261	58,810
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,054)	(5,804)
Cash paid to acquire Institutional Shareholder Services Inc. (“ISS”) and related acquisition costs	(471,925)	—
Payment of acquired ISS acquisition related costs	(7,413)	—
Cash paid to acquire CFRA and related acquisition costs	(45,904)	223
Payment of deferred purchase price	(128)	(127)
Purchase of investments	(21,289)	—
Purchase of intangible asset	—	(1,000)
Proceeds from sale of investments	89,364	—
Net cash used in investing activities	(463,349)	(6,708)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt borrowings	440,000	—
Repayment of debt	(1,500)	(132,131)
Payment of debt issuance costs	(10,074)	—
Principal payments on capital lease obligations	(13)	—
Gross proceeds from equity offering	—	197,400
Equity offering expenses	—	(1,581)
Excess tax benefit associated with exercise of stock options	201	5,075
Proceeds from exercise of stock options	5,427	5,679
Repurchase of stock	(2,239)	—
Net cash provided by financing activities	431,802	74,442
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(10)	(2,338)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(14,296)	124,206
CASH AND CASH EQUIVALENTS—Beginning of period	37,313	27,455
CASH AND CASH EQUIVALENTS—End of period	$23,017	$151,661
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$26,602	$17,215
Cash paid (refunded) for taxes	$1,470	$(4,907)
NON CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock to purchase ISS	$42,426	$—
Issuance of stock options to purchase ISS	$16,331	$—
Retirement of treasury stock	$103	$—
Tax benefit associated with exercise of ISS stock options	$3,061	$616
Issuance of common stock to purchase CFRA	$16,634	$(577)

Supplemental Information and Non-GAAP Reconciliations

The tables below set forth a reconciliation of GAAP costs of revenues, research and development, selling and marketing and general and administrative expenses to Adjusted EBITDA expenses and other operating expenses:

Table I

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JULY 1 TO SEPTEMBER 30, 2007	STOCK BASED COMPENSATION	AS ADJUSTED

Revenues	$62,159	$	$62,159

Operating cost and expenses:
Cost of revenues	20,706	(393)	20,313
Research and development	7,678	(311)	7,367
Selling and marketing	8,873	(298)	8,575
General and administrative	7,872	(412)	7,460
Total adjusted EBITDA expenses	45,129	(1,414)	43,715

Depreciation and amortization of property and equipment	1,869		1,869
Amortization of intangible assets	5,105		5,105
Loss on disposal of property and equipment	—		—
Total other operating expenses	6,974	1,414	8,388

Total operating expenses	52,103		52,103

Income from operations	10,056		10,056

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	343		343
Interest expense	(9,702)		(9,702)
Other expenses	—		—
Interest, dividend, investment and other income (expense), net	(9,359)		(9,359)

Income before provision for income taxes	697		697

Provision for income taxes	244		244

Net income	$453	$	$453

Table J

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO SEPTEMBER 30, 2007	STOCK BASED COMPENSATION	AS ADJUSTED

Revenues	$172,674	$	$172,674

Operating cost and expenses:
Cost of revenues	56,667	(968)	55,699
Research and development	22,477	(971)	21,506
Selling and marketing	25,328	(851)	24,477
General and administrative	20,828	(1,165)	19,663
Total adjusted EBITDA expenses	125,300	(3,955)	121,345

Depreciation and amortization of property and equipment	5,192		5,192
Amortization of intangible assets	13,728		13,728
Loss on disposal of property and equipment	2		2
Total other operating expenses	18,922	3,955	22,877

Total operating expenses	144,222		144,222

Income from operations	28,452		28,452

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	1,196		1,196
Interest expense	(27,394)		(27,394)
Other expenses	—		—
Interest, dividend, investment and other income (expense), net	(26,198)		(26,198)

Income before provision for income taxes	2,254		2,254

Provision for income taxes	1,056		1,056

Net income	$1,198	$	$1,198

Table K

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JULY 1 TO SEPTEMBER 30, 2008	STOCK BASED COMPENSATION	AS ADJUSTED

Revenues	$75,554	$	$75,554

Operating cost and expenses:
Cost of revenues	23,507	(721)	22,786
Research and development	11,248	(608)	10,640
Selling and marketing	9,045	(422)	8,623
General and administrative	8,959	(494)	8,465
Total adjusted EBITDA expenses	52,759	(2,245)	50,514

Depreciation and amortization of property and equipment	2,153		2,153
Amortization of intangible assets	5,398		5,398
Loss on disposal of property and equipment	57		57
Total other operating expenses	7,608	2,245	9,853

Total operating expenses	60,367		60,367

Income from operations	15,187		15,187

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	686		686
Interest expense	(5,546)		(5,546)
Other expenses
Interest, dividend, investment and other income (expense), net	(4,860)		(4,860)

Income before provision for income taxes	10,327		10,327

Provision for income taxes	4,045		4,045

Net income	$6,282	$	$6,282

Table L

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO SEPTEMBER 30, 2008	STOCK BASED COMPENSATION		AS ADJUSTED

Revenues	$220,900	$		$220,900

Operating cost and expenses:
Cost of revenues	69,387	(2,719	)(A)	66,668
Research and development	32,114	(2,060	)(A)	30,054
Selling and marketing	27,531	(1,375	)(A)	26,156
General and administrative	27,702	(1,468	)(A)	26,036
		(198	)(B)
Total adjusted EBITDA expenses	156,734	(7,820)		148,914

Depreciation and amortization of property and equipment	6,433			6,433
Amortization of intangible assets	16,310			16,310
Loss on disposal of property and equipment	83			83
Total other operating expenses	22,826	7,820		30,646

Total operating expenses	179,560			179,560

Income from operations	41,340			41,340

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	1,927			1,927
Interest expense	(20,651)			(20,651)
Other expenses	(2,613)			(2,613)
Interest, dividend, investment and other income (expense), net	(21,337)			(21,337)

Income before provision for income taxes	20,003			20,003

Provision for income taxes	7,828			7,828

Net income	$12,175	$		$12,175

The following pro forma adjustments are included in the preparation of the pro forma statement of operations:

(A): Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B): Reclassification of non-recurring lease exit costs from adjusted EBITDA expenses to other operating expense.